Exhibit 99.1

Contact:

John J. Luttrell

(949) 699-3918

THE WET SEAL, INC. ANNOUNCES APPOINTMENT

OF EDMOND THOMAS AS CEO

FOOTHILL RANCH, CA, September 6, 2007 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that it has hired Edmond Thomas as its new President and Chief Executive Officer under a three year contract.

Mr. Thomas, age 54, was the very successful President and Chief Operating Officer of The Wet Seal from 1992 to 2000. In that period he was instrumental in building Wet Seal from a one division 125 store chain to a multiple division 550 store chain through acquisitions, internal growth and new concepts.

Mr. Thomas is currently President and Co-CEO of Tilly’s Inc., a privately owned company which operates 71 stores selling popular brands of action sports related apparel, footwear and accessories. He is also currently a director of Trans-World Entertainment and Directed Electronics, both NASDAQ companies.

Mr. Thomas said: “It was a difficult decision to leave Tilly’s. It is a unique concept with tremendous growth potential and a solid management team. However, when The Wet Seal opportunity was presented to me, and I realized how well positioned it is for future growth, I decided I want to use my experience in that endeavor. I am thrilled to come back to a company I helped to build for so many years.”

It is anticipated that Mr. Thomas will join the company in early October and Joel Waller, the current Chairman and CEO, will step down from those roles.

Joel Waller said: “I am excited about the selection of Ed Thomas. He brings an intricate knowledge of our business that will allow him to immediately contribute in our efforts to solidify our brands and dramatically grow our franchise going forward. I also want to thank the members of the Nominating Committee of the Board of Directors for the thorough process that resulted in our finding what I am sure will be a great new CEO for our Company.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of September 1, 2007, the Company operated a total of 467 stores in 47 states, the District of Columbia and Puerto Rico, including 375 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.